Exhibit 99.2

REFINITIV STREETEVENTS EDITED TRANSCRIPT LGMK.OQ - Q2 2023 LogicMark Inc Earnings Call EVENT DATE/TIME: AUGUST 10, 2023 / 8:30PM GMT

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2023 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 10, 2023 / 8:30PM, LGMK.OQ - Q2 2023 LogicMark Inc Earnings Call

CORPORATE PARTICIPANTS

Chia-Lin Simmons LogicMark, Inc. - CEO and Director

Mark J. Archer LogicMark, Inc. - CFO

A. Pierre Dubois - Investor Relations

PRESENTATION

Operator

Good day, and thank you for standing by. Welcome to LogicMark’s Second Quarter 2023 Financial Results and Corporate Update Conference Call. At this time, all participants are in a listen-only mode. (Operator Instructions) I would now like to hand the conference over to your speaker today, Pierre Dubois, with Investor Relations. Please go ahead.

A. Pierre Dubois - - Investor Relations

Well, thank you, Norma, and good afternoon to everyone, and thank you also for participating in today’s conference call. Joining me from LogicMark today are Chia-Lin Simmons, Chief Executive Officer; and Mark Archer, Chief Financial Officer.

During this call, management will be making forward-looking statements including statements that address LogicMark’s expectations for future performance or operational results and anticipated product launches. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the risk factors described in LogicMark’s most recently filed annual report on Form 10-K and subsequent periodic reports filed with the SEC as well as LogicMark’s press release that accompanies this call, particularly for the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, August 10, 2023. Except as required by law, LogicMark disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

With that, it’s my pleasure to now turn the call over to Chia-Lin.

Chia-Lin Simmons - LogicMark, Inc. - CEO and Director

Thank you, Pierre, and welcome to everyone joining us today. I would like to start by thanking our employees for their tireless efforts as we continue to build LogicMark into a leading solutions provider for the care economy. Our team is relatively new, but we have much to be proud of. You’ll see from our second quarter results, that we were again able to sustain a 60% plus gross margin level for another consecutive quarter. In fact, our second quarter gross margin of 69% is the highest level reported in the last 10 quarters. This is partly due to improvements in our supply chain logistics, and we’re also looking for other operating efficiencies. But keep in mind, we are still very focused on building, testing and releasing new products, which will grow our top line.

Speaking to product releases, I’m very excited to announce that we are expecting to launch a new product called Freedom Alerts Plus. The first since most of the new team was hired last year and for the legacy company, the first new product in 8 years. The new Freedom Alert Plus is a wearable device that introduces fall detection, instant connection to caregivers and a touchscreen design touchscreen design that is unique to the PERS industry. By incorporating a more sophisticated device in our care software platform, we can offer valuable additional features, helping to transform us from a mere reactive technology into a predictive technology and a more comprehensive health communications product.

With this new generation of LogicMark products, we can now capture the needed data to monitor our customers wellbeing in real time using artificial intelligence and machine learning to optimize the best care. These systems utilize various sensors, algorithms and machine learning techniques to analyze movement patterns, usage and other relevant data to accurately predict the likelihood of a fall occurring.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2023 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.	2

AUGUST 10, 2023 / 8:30PM, LGMK.OQ - Q2 2023 LogicMark Inc Earnings Call

Accurate assessment of fall detection has been lacking in the PERS market for some time, and our team is tackling ahead on with our R&D efforts and innovative solutions through our proprietary and care platform as a service or CPaaS ecosystem.

CPaaS utilizes the LogicMark care village software platform, our new suite of connected services. The platform includes a proprietary device operating system, cloud-based services and care village app, which could be accessed on both iOS and Android devices. The new LogicMark devices will offer automatic updates.

This permits us to continuously optimize our fall detection for our customers. It also allows us to add new features ensuring sustainability by providing customers with our most innovative features at all times. For example, we’ll be incorporating a medicine reminder in 1 of our upcoming product releases. The user can program alerts for the various prescription medicines they are taking. Our aim is to make the feature accessible on all the new LogicMark harbor products as the features become available.

Our previously announced partnership with the U.S. Monitoring also supports our ability to respond to our customers’ needs, and we’ve been working with them to support our LifeSentry subscription-based product. Freedom Alert will be available through our government, business-to-business and direct-to-consumer channels. This includes the LogicMark Amazon store, which we launched in late March to help increase our direct-to-consumer distribution. We’re continuously working on making our direct-to-consumer channels operate more efficiently so that we can capture additional market share.

We’re excited about our role in providing additional products in the marketplace to serve the aging population. A recent article by U.S. News and World Report summarizes their survey and indicate a strong desire for the 65 and older population to live in their homes as long as possible .

Few of the highlights include, for the first time ever, there will be more older adults in the United States than children in the upcoming decades. By 2024, the U.S. Census Bureau projects suggests that there will be 77 million people aged 65 and over compared to 67.5 million under the age of 18. With the decision to adapt the medical alert system can be a difficult one for some seniors, nearly all 96% who use it, say it brings them comfort according to the Senior Safety and Connectedness Survey. The survey similarly found that 97% of users’ children say that medical device systems that their parents utilize provides reassurance compared to have new PERS device.

When using assistive or health-related technologies, people 55 and older say that things that matter the most are that it is easy to use, easy to set up, accessible using a mobile app and wireless. Separately, in a recent report published by CB Insights on state of digital health, care delivery and navigation tech as well as health data and analytics, 1 of the top 5 categories that are attracting private company investments in 2023. So it’s just a few more proof points that we are on the right path with our target markets and then what we’re doing from a product development is on target.

At this point, I’d like to hand over the call to Mark for some comments on the financials.

Mark J. Archer - LogicMark, Inc. - CFO

Yes. Thank you, Chia-Lin. Our second quarter results include a gross margin of 68.7% on revenues of $2.3 million. This compares to a gross margin of 59.5% on revenues of $3.4 million for the same period last year. We’re always looking for ways to improve margins through productivity, better supply chain management, efficiency improvements and cost reduction programs. As an example, we’ve been able to return to transpacific shipping as opposed to using air freight from our Asia-based contract manufacturers and the air freight can be 4 to 5x this expense of the shipping over the ocean. So the savings is substantial. .

The decrease in year-over-year revenues was due to onetime sales on 911 plus 4G units last year that replaced 3G units, which the national cellular networks announced in 2022, they would no longer support. In the case of our 3G units less than 2 years old, we to place those units at our cost, which the Veterans Administration Health Care System greatly appreciated. As you’re aware, the VA has been our most significant and enduring customer.

As Chia-Lin mentioned, we’re still focused on building out the new product pipeline and ramping up our sales. During the quarter, operating expenses rose 748,000 or 24% compared to the same period last year. Specifically, the increased operating expenses relate to the start of online advertising to support our direct-to-consumer sales effort, Additional personnel in the sales department and onetime expenses relating to the special shareholders’ meeting held in April and the reincorporation into Nevada that was done in June.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2023 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.	3

AUGUST 10, 2023 / 8:30PM, LGMK.OQ - Q2 2023 LogicMark Inc Earnings Call

Net loss attributable to common shareholders for the second quarter was $2.3 million compared with a net loss of $1.2 million in the same period last year. On a fully diluted basis, our net loss per share was $1.83 compared to a net loss of $2.50 a share last year. The net loss per share improved over prior year because of the weighted number of shares outstanding.

On April 21, we successfully completed a 1-for-20 reverse stock split on both our common and preferred shares, which was required to maintain compliance with our continued listing on the NASDAQ Stock Exchange. On May 8, we were notified by NASDAQ that we were in full compliance with their listing requirements.

From a liquidity standpoint, we ended the second quarter with a cash balance of $7.6 million compared to $7 million at the end of calendar 2022. I also would just like to mention that we finished bringing our accounting function in-house this quarter. We have been outsourcing with a third party. We believe this move will strengthen our internal controls, improve our financial reporting process and help us manage our expected future growth.

A. Pierre Dubois - - Investor Relations

Well, I think, Norma, we can go ahead and kick off Q&A. Mark, did you have any comments before you want to hand the call over to her?

Mark J. Archer - LogicMark, Inc. - CFO

Yes, I’m sorry, did we not hear any of that?

A. Pierre Dubois - - Investor Relations

Oh, sure. Yes. We heard it all. I think you had a closing statement before you wanted to hand it over. So I just didn’t know if you wanted to.

Mark J. Archer - LogicMark, Inc. - CFO

Just I guess, I just said that. I’m pleased with the progress so far. And with the product pipeline filling up, I think we’ll see a lift in our revenues beginning later this year.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And at this time, I’d like to hand the conference back to Chia-Lin Simmons for closing remarks.

Chia-Lin Simmons - LogicMark, Inc. - CEO and Director

Thanks to all of you for taking the time to listen today. We appreciate your support, and we look forward to keeping you updated on our progress.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2023 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.	4

AUGUST 10, 2023 / 8:30PM, LGMK.OQ - Q2 2023 LogicMark Inc Earnings Call

Operator

This concludes today’s conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.

DISCLAIMER

Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2023, Refinitiv. All Rights Reserved.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2023 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. ‘Refinitiv’ and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.	5